  Exhibit (a)(1)(A)

HUDSON GLOBAL, INC.

OFFER TO PURCHASE FOR CASH
BY
HUDSON GLOBAL, INC.
OF UP TO 3,150,000 SHARES OF ITS COMMON STOCK
AT A PURCHASE PRICE OF $1.50 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MARCH 22, 2019, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

Hudson Global, Inc. (“Hudson,” the “Company,” “we,” “us,” or “our”) is offering to purchase for cash up to 3,150,000 shares of our common stock, par value $0.001 per share (the “Shares”), at a price of $1.50 per Share (the “Purchase Price”), net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

Upon the terms and subject to the conditions of the Offer, if up to 3,150,000 Shares are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. All Shares acquired in the Offer will be acquired at the Purchase Price. Only Shares properly tendered and not properly withdrawn, will be purchased. All of the Shares tendered at the Purchase Price may not be purchased if more than an aggregate of 3,150,000 Shares are properly tendered and not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase. Shares tendered but not purchased in the Offer will be returned to the tendering stockholders at our expense promptly after the Expiration Date.

As of February 21, 2019, we had 31,798,447 issued and outstanding Shares. If the Offer is fully subscribed at the Purchase Price, the Offer will result in the repurchase by the Company of 3,150,000 Shares, which would represent approximately 9.9% of our issued and outstanding Shares.

The Offer is not conditioned on the receipt of financing or any minimum value of Shares being tendered. The Offer, however, is subject to other conditions. See Section 7.

The Shares are listed on the NASDAQ Global Select exchange (“Nasdaq”) and trade under the symbol “HSON.” On February 21, 2019, the last full trading day before we commenced the Offer, the closing price of the Shares on Nasdaq was $1.45 per Share. You should obtain current market quotations for the Shares before deciding whether to participate in the Offer.

If you have questions or need assistance, you should contact InvestorCom LLC (“InvestorCom”), the information agent for the Offer (the “Information Agent”), at its address and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

Offer to Purchase dated February 22, 2019

IMPORTANT

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, OUR EXECUTIVE OFFICERS, THE INFORMATION AGENT OR Computershare Trust Company, N.A., THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE (INCLUDING THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN) AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

Our directors and executive officers and their respective affiliates are entitled to participate in the Offer on the same basis as all other stockholders. We are not aware of any officers or directors that have determined to participate in the Offer at this time.

The equity ownership of our directors and executive officers who do not participate in the Offer, and the equity ownership of other stockholders who do not tender their Shares pursuant to the Offer, will proportionately increase as a percentage of our issued and outstanding Shares following the consummation of the Offer.

Summary of Procedures for Tendering your Shares.

If you want to tender all or part of your Shares, you must do one of the following before the Expiration Date, or any later time and date to which the Offer may be extended:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact your broker, dealer, commercial bank, trust company or other nominee and have such nominee tender your Shares for you;
•	if you hold Shares in your own name, complete and sign a Letter of Transmittal or a manually signed facsimile thereof, according to the instructions to the Letter of Transmittal and deliver it, together with any required signature guarantees, certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary;
•	if you are an institution participating in The Depositary Trust Company (“DTC”), and you hold your shares through DTC, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or
•	if you are a holder of vested options to purchase Shares, subject to Company policies and practices, you may exercise your vested options to purchase Shares and tender such Shares in the Offer; however, we suggest that you exercise your vested options at least five business days prior to the date on which the Offer is initially scheduled to expire (which, unless the Offer is extended, will require you to exercise such options no later than 5:00 p.m., New York City time, on March 15, 2019) in order to provide you with sufficient time to validly tender such Shares in the Offer. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

If you want to tender your Shares but, to the extent applicable to you, (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

TO PROPERLY TENDER SHARES, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST COMPLETE AND SIGN THE RELATED LETTER OF TRANSMITTAL.

WE ARE NOT MAKING THE OFFER TO, AND WILL NOT ACCEPT ANY TENDERED SHARES FROM, STOCKHOLDERS IN ANY JURISDICTION WHERE IT WOULD BE ILLEGAL TO DO SO, PROVIDED THAT WE WILL COMPLY WITH THE REQUIREMENTS OF RULE 13E-4(F)(8) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”). HOWEVER, WE MAY, AT OUR DISCRETION, TAKE ANY ACTIONS NECESSARY FOR US TO MAKE THE OFFER TO STOCKHOLDERS IN ANY SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES OR BLUE SKY LAWS OF WHICH REQUIRE THE TENDER OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE TENDER OFFER SHALL BE DEEMED TO BE MADE ON OUR BEHALF BY ONE OR MORE REGISTERED BROKERS OR DEALERS, WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

SUBJECT TO APPLICABLE LAW (INCLUDING RULE 13E-4(D)(2) UNDER THE EXCHANGE ACT, WHICH REQUIRES THAT MATERIAL CHANGES IN THE TENDER OFFER BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS SINCE THE DATE HEREOF.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE (INCLUDING THE INFORMATION INCORPORATED BY REFERENCE) OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE INFORMATION AGENT OR THE DEPOSITARY.

Questions and requests for assistance may be directed to InvestorCom, the Information Agent for the Offer, at its telephone numbers and address set forth on the back cover of this Offer to Purchase. You may also request additional copies of this Offer to Purchase, the Letter of Transmittal, Notice of Guaranteed Delivery and other Offer documents from the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase.

Table of Contents

Summary Term Sheet	1
Cautionary Notice Regarding Forward-Looking Statements	10
Introduction	11
The Offer	13
1. Number of Shares; Priority of Purchase; Proration.	13
2. Purpose of the Offer; Certain Effects of the Offer.	15
3. Procedures for Tendering Shares.	19
4. Withdrawal Rights.	25
5. Purchase of Shares and Payment of Purchase Price.	26
6. Conditional Tender of Shares.	27
7. Conditions of the Offer.	28
8. Price Range of Shares; Dividends.	30
9. Source and Amount of Funds.	31
10. Certain Information Concerning the Company.	31
11. Interests of Directors, Executive Officers and Affiliates; Recent Securities Transactions; Transactions and Arrangements Concerning the Shares.	32
12. Certain Legal Matters; Regulatory Approvals.	37
13. Material U.S. Federal Income Tax Consequences.	37
14. Effects of the Offer on the Market for Shares; Registration under the Exchange Act.	44
15. Extension of the Offer; Termination; Amendment.	44
16. Fees and Expenses; Information Agent; Depositary.	45
17. Miscellaneous.	46

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Summary Term Sheet

We are providing this summary term sheet for your convenience. This summary highlights certain material information from this Offer to Purchase, but it does not describe the Offer to the same extent as it is described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase Shares?

The issuer of the Shares, Hudson Global, Inc., is offering to purchase your Shares. See Section 1.

How many Shares is Hudson offering to purchase?

We are offering to purchase, at the Purchase Price, Shares properly tendered in the Offer and not properly withdrawn up to a maximum of 3,150,000 Shares. As of February 21, 2019, we had 31,798,447 issued and outstanding Shares. If the Offer is fully subscribed at the Purchase Price of  $1.50, the Offer will result in the repurchase by the Company of approximately 9.9% of our issued and outstanding Shares.

We expressly reserve the right to purchase additional Shares in the Offer, subject to applicable law. The Offer is not conditioned on the receipt of financing or any minimum number of Shares being tendered but is subject to certain other conditions. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Sections 1, 7 and 11.

What will be the Purchase Price for the Shares and what will be the form of payment?

We are offering to purchase Shares at a price of $1.50 per Share. All of the Shares tendered at the Purchase Price may not be purchased if more than an aggregate of 3,150,000 Shares are properly tendered and not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase.

On the terms and subject to the conditions of the Offer (including the “odd lot” priority, proration and conditional tender provisions), as promptly as practicable following the Expiration Date, we will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, to all stockholders who have properly tendered (and have not properly withdrawn) their Shares that have been accepted for payment. See Section 1.

Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 8.

What is the purpose of the Offer?

In determining to proceed with the Offer, our management and our Board of Directors evaluated the Company’s operations, financial condition, capital needs, regulatory requirements, strategy and expectations for the future and believe that the Offer is a prudent use of our financial resources. The primary purpose of the Offer is to return cash to our stockholders by providing them with the opportunity to tender all or a portion of their Shares and, thereby, receive a return of some or all of their investment if they so elect. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations. See Sections 2 and 11.

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We believe the repurchase of Shares pursuant to the Offer will provide stockholders the opportunity to exit all or a significant part of their holdings without the potential disruption to the Share price that can result from market sales. After the Offer is completed, we believe that our anticipated cash flow from operations, our access to credit and capital markets and our financial condition will be adequate for our needs. However, actual experience may differ significantly from our expectations. See “Cautionary Notice Regarding Forward Looking Statements.”

The Offer also provides certain stockholders with an efficient way to sell their Shares without incurring brokerage fees or commissions. Where Shares are tendered by the registered owner of those Shares directly to the Depositary, the sale of those Shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market transactions. Stockholders holding Shares in a brokerage account or otherwise through brokers may be subject to transaction costs. Furthermore, the shareholders who own of record an aggregate of fewer than 100 Shares, which we refer to as “odd lot” holders, who tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their Shares in transactions on Nasdaq. See Sections 1 and 2.

If the Company completes the Offer, stockholders who choose not to tender will own, and stockholders who retain an equity interest in the Company as a result of a partial or conditional tender of Shares or proration may own, a greater percentage ownership of our outstanding Shares following the consummation of the Offer. Following consummation of the Offer, stockholders retaining an equity interest in the Company may also face reduced trading liquidity. See Sections 2 and 11.

What is the accounting treatment of the Offer?

The accounting for our purchase of Shares in the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase and a reduction in our cash and cash equivalents. See Section 2.

Following the tender offer, will the Company continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to stop being subject to the reporting requirements of the Exchange Act. In addition, it is a condition of our obligation to purchase Shares pursuant to the Offer that, as a result of the consummation of the Offer, there is not a reasonable likelihood that the Shares will be delisted from Nasdaq.

How long do I have to tender my Shares?

You may tender your Shares until the Expiration Date. The Offer will expire on March 22, 2019 at 12:00 midnight, New York City time, unless we extend the Offer. We may choose to extend the Offer, in our sole discretion, at any time on or prior to 9:00 A.M., New York City time, on the business day immediately following the previously scheduled Expiration Date. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Sections 1, 3 and 15.

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If we extend the Offer, you may withdraw your Shares until the Expiration Date, as extended. See Section 4.

If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee holding your Shares to find out their deadline. See Section 3.

Can the Offer be amended or terminated and, if so, under what circumstances?

Yes. We may amend the Offer in our sole discretion, subject to applicable law. See Section 15.

We can also terminate the Offer under certain circumstances. See Sections 7 and 15.

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will make a public announcement of the extension no later than 9:00 A.M., New York City time, on the first business day after the previously scheduled Expiration Date. If we extend the Offer, you may withdraw your Shares until the Expiration Date, as extended. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for tendered Shares depends upon our satisfaction or waiver of the following conditions, on or prior to the Expiration Date:

•	no legal action, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been instituted, threatened in writing, pending or taken that challenges or affects the Offer or could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the Shares in the Offer;
•	the Offer shall not cause us to violate or fail to be in compliance with any applicable law, including Section 160 of the General Corporation Law of the State of Delaware (the “DGCL”). Under Section 160 of the DGCL, a corporation generally may only redeem or purchase its own shares of capital stock for cash or other property when the capital of the corporation is not impaired and when the redemption or purchase would not cause the capital of the corporation to become impaired. Capital is considered impaired when the net assets of the corporation (total assets in excess of total liabilities) do not exceed the capital of the corporation (generally defined to be the aggregate par value of its outstanding shares);
•	no statute, rule or regulation shall have been instituted or adopted that affects or could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the Shares in the Offer;
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•	no general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States, shall have occurred;
•	no changes in the general political, market, economic or financial conditions in the United States or abroad that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our business, shall have occurred;
•	no commencement of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, shall have occurred directly or indirectly involving the United States on or after February 21, 2019, nor any material escalation, on or after February 21, 2019, of any war or armed hostilities that had commenced prior to February 21, 2019 that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our business, shall have occurred;
•	no decrease of more than 10% in the market price for the Shares on Nasdaq or in the general level of market prices for equity securities in any of the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index, Standard & Poor’s 500 Composite Index or Russell 2000 Index measured from the close of trading on February 21, 2019 shall have occurred;
•	no person shall have commenced, proposed, announced, made or have publicly disclosed a tender or exchange offer (other than the Offer), merger, amalgamation, acquisition, business combination or other similar transaction involving us or any of our subsidiaries nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination or other similar transaction, other than in the ordinary course of business;
•	no person (including a “group” (for purposes of the conditions of the Offer, as that term is used in Section 13(d)(3) of the Exchange Act)) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before February 21, 2019);
•	no person or group that has made such a filing before February 21, 2019 shall acquire or publicly announce its proposal to acquire additional Shares representing 2% or more of our Shares outstanding at the time of such acquisition or public announcement;
•	no new group shall have been formed that beneficially owns more than 5% of our outstanding Shares;
•	no person, entity or group shall have filed a Notification and Report Form for Certain Mergers and Acquisitions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”), reflecting an intent to acquire us or any Shares, or made a public announcement reflecting intent to take any such action;
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•	no material adverse change in our and our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, in our reasonable judgment, shall have occurred; and
•	no determination shall have been made by us that the consummation of the Offer and the purchase of the Shares would have a reasonable likelihood of resulting in the Shares being delisted from Nasdaq.

Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. For a more detailed discussion of these and other conditions to the Offer, please see Section 7.

How will the Offer affect the number of Shares outstanding and the number of record holders?

As of February 21, 2019, we had 31,798,447 issued and outstanding Shares. If the Offer is fully subscribed at the Purchase Price of  $1.50, the Offer will result in the repurchase by the Company of 3,150,000 Shares, which would represent approximately 9.9% of our issued and outstanding Shares. If any of our stockholders who:

•	hold Shares in their own name as holders of record, or
•	are “registered holders” as participants in DTC’s system whose names appear on a security position listing,

tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced. See Section 2.

Stockholders who do not have their Shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in the Company. See Sections 2 and 11.

How do I tender my Shares?

•	if you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker, dealer, commercial bank, trust company or other nominee if you wish to tender your Shares (stockholders should note that if a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they have an earlier deadline for accepting the Offer and hence we urge you to contact the broker, dealer, commercial bank, trust company or other nominee holding your Shares to find out their deadline);
•	if you hold your Shares in your own name as a holder of record and decide to tender your Shares, you must complete and sign a Letter of Transmittal, or a manually signed facsimile thereof, according to the instructions to the Letter of Transmittal and deliver it, together with any required signature guarantees, certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary before 12:00 midnight, New York City time, on March 22, 2019, or such later time and date to which we may extend the Offer;
•	if you are an institution participating in DTC, you must tender your Shares according to the procedure for book-entry transfer described in Section 3; or
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•	if you are a holder of vested options to purchase Shares, subject to Company policies and practices, you may exercise your vested options to purchase Shares and tender such Shares in the Offer; however, we suggest that you exercise your vested options at least five business days prior to the date on which the Offer is initially scheduled to expire (which, unless the Offer is extended, will require you to exercise such options no later than 5:00 p.m., New York City time, on March 15, 2019) in order to provide you with sufficient time to validly tender such Shares in the Offer. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

If you want to tender your Shares, but:

•	the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date;
•	you cannot comply with the procedure for book-entry transfer by the Expiration Date; or
•	your other required documents cannot be delivered to the Depositary by the Expiration Date,

you can still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

We are not aware of any state where the making of the Offer is not in compliance with applicable law. If we become aware of any state where the making of the Offer is not in compliance with the laws of such state, we will make a good faith effort to comply with the applicable state law. If, after good faith effort, we cannot comply with the applicable state law, we will not make the Offer to the holders of Shares residing in that state where we are prohibited from making the Offer by administrative or judicial action pursuant to such state law. In any state where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such state.

You may contact the Information Agent or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

May I tender only a portion of the Shares that I hold?

Yes. You do not have to tender all or any minimum amount of the Shares that you own to participate in the Offer.

How do I withdraw Shares previously tendered?

You must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your written notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If you have used more than one Letter of Transmittal or have otherwise tendered Shares in more than one group of Shares, you may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Some additional requirements apply if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your Shares. See Section 4.

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Until what time can I withdraw previously tendered Shares?

You may withdraw your tendered Shares at any time before 12:00 midnight, New York City time, on March 22, 2019, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 12:00 midnight, New York City time, on March 22, 2019. See Section 4.

What happens if the number of Shares tendered in the Offer would result in an aggregate of more than 3,150,000 Shares?

Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered at the Purchase Price and not properly withdrawn prior to the Expiration Date would result in an aggregate of more than 3,150,000 Shares, we will purchase Shares in the following order of priority:

•	first, we will purchase all odd lots of less than 100 Shares from stockholders who properly tender all of their Shares at the Purchase Price and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference);
•	second, after purchasing all the odd lots that were properly tendered at the Purchase Price and not properly withdrawn, we will purchase Shares from all other stockholders who properly tender Shares and who do not properly withdraw them before the Expiration Date (except for stockholders who tendered Shares at the Purchase Price conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have purchased an aggregate of 3,150,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law); and
•	third, only if necessary to permit us to purchase an aggregate of 3,150,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares from stockholders who have properly tendered Shares at the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered at the Purchase Price must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

Therefore, we may not purchase all of the Shares that you properly tender. See Sections 1 and 6.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you own, beneficially or of record, fewer than 100 Shares in the aggregate, you properly tender all of these Shares at the Purchase Price and do not properly withdraw them before the Expiration Date, and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your Shares without subjecting them to the proration procedure. See Section 1.

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Has the Company or its Board of Directors adopted a position on the Offer?

Our Board of Directors has authorized us to make the Offer. However, none of the Company, the members of our Board of Directors, our executive officers, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. Prior to making any decision with respect to the Offer, you should read carefully the information in this Offer to Purchase and the Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Our directors and executive officers and their respective affiliates are entitled to participate in the Offer on the same basis as all other stockholders. We are not aware of any officers or directors that have determined to participate in the Offer at this time.

Does the Company intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?

Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any Shares, other than in the Offer, until at least ten business days have elapsed after the Expiration Date. Beginning ten business days after the Expiration Date of the tender offer, we may make additional Share repurchases from time to time. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of Shares, if any, that we purchase in this Offer, our business, financial performance and situation, the business and market conditions at the time, including the price of the Shares, and such other factors as we may consider relevant. See Section 2.

What will happen if I do not tender my Shares?

Stockholders who choose not to tender will own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. Following consummation of the Offer, stockholders retaining an equity interest in the Company may also face reduced trading liquidity. See Section 2.

When and how will the Company pay for the Shares I tender that are accepted for payment?

We will pay the Purchase Price, net to the seller in cash, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date and the acceptance of the Shares for payment. We will announce the preliminary results of the Offer, including the preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration and begin paying for tendered Shares until approximately four business days after the Expiration Date, assuming that Shares are tendered by use of the procedures for guaranteed delivery. We will pay for the Shares accepted for payment by depositing the aggregate purchase price with the Depositary after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment or the Depositary will pay DTC for your Shares if they are held by a broker and DTC will allocate funds appropriately to your broker for payment of tendered Shares. See Section 5.

If I am a holder of vested stock options, how do I participate in the Offer?

We will not purchase unexercised options. If you hold vested but unexercised options, you may choose to exercise such options in accordance with the terms of the applicable stock option plan or plans and tender the Shares received upon such exercise in accordance with the Offer. Please keep in mind that an election to exercise your stock options is irrevocable, which means that if the Shares resulting from your exercise are not purchased in the Offer for any reason, you will continue to hold such Shares and you will not be given an opportunity to unwind your exercise.

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If you wish to sell Shares issuable pursuant to unexercised options, you must:

(1)	exercise your vested options by submitting a written exercise notice to the Company’s stock administrator (and pay the applicable exercise price(s) to the Company and, if you are exercising a vested nonstatutory stock option, you must also pay any taxes that must be withheld as a result of the exercise); we recommend doing so no later than 5:00 p.m., New York City time, on March 15, 2019; and
(2)	submit your election to participate in the Offer prior to its expiration.

If you want to elect to sell Shares in the Offer that were issuable upon exercise of a stock option and for any reason (a) you fail to properly or timely complete and submit your option exercise notice, and/or (b) you fail to pay the applicable exercise price for any option you are exercising (including any necessary tax amounts), then you will not be eligible to sell Shares subject to such option in the Offer.

In addition, holders of vested but unexercised options should evaluate the Offer carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants and the years left to exercise their options, the tax consequences of choosing to exercise any options, and the provisions for pro rata purchases by the Company. We strongly encourage holders of vested stock options to discuss the Offer with their tax advisor, broker and/or financial advisor. Holders of unvested stock options, unvested stock awards or other restricted equity interests may not tender Shares represented by such interests.

What is the recent market price for the Shares?

On February 21, 2019, the last full trading day before we commenced the Offer, the last reported sale price of the Shares on Nasdaq was $1.45 per Share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker or other nominee tenders Shares on your behalf, your broker or other nominee may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 16.

What are the United States federal income tax consequences if I tender my Shares?

The U.S. federal income tax consequences to a Holder (as defined below in Section 13) of a sale of Shares for cash pursuant to the Offer (a “Sale”) may vary depending upon such Holder’s particular facts and circumstances. In general, if a Sale by a U.S. Holder (as defined below in Section 13) is treated as a “sale or exchange” for U.S. federal income tax purposes, such U.S. Holder recognizes gain or loss in an amount equal to the difference, if any, between the amount of cash such U.S. Holder receives and such U.S. Holder’s adjusted tax basis in the sold Shares. Alternatively, if a U.S. Holder’s Sale is treated as a distribution, such U.S. Holder may be treated as receiving a taxable dividend equal to all or some portion of the amount of cash received by such U.S. Holder. Subject to certain exceptions, a Sale by a Non-U.S. Holder (as defined below in Section 13) generally is not subject to U.S. federal income tax if the Sale is treated as a “sale or exchange.” However, if a Non-U.S. Holder’s Sale is treated as a distribution, such Non-U.S. Holder may be subject to U.S. federal withholding tax at a rate of 30 percent (or such lower rate as may be specified in an applicable income tax treaty) on all or some portion of the amount of cash received by such Non-U.S. Holder.

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For a more complete description of the material U.S. federal income tax consequences of a Holder’s Sale, including the tests for determining whether a Holder’s Sale is treated as a “sale or exchange” or a distribution for U.S. federal income tax purposes, see Section 13.

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to you as the registered holder, you will not incur any domestic stock transfer tax. See Section 5.

If payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact InvestorCom, the Information Agent for the Offer, at the telephone numbers and address set forth on the back cover of this Offer to Purchase. You may also request additional copies of the Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at its telephone numbers and address set forth on the back cover of this Offer to Purchase.

Cautionary Notice Regarding Forward-Looking Statements

Certain statements included or incorporated by reference in this Offer to Purchase are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this Offer to Purchase include, but are not limited to, the Company’s ability to achieve anticipated benefits from the sales of its recruitment and talent management operations in Europe and Asia Pacific and operate successfully as a Company focused on its RPO business; global economic fluctuations; the Company’s ability to successfully achieve its strategic initiatives; risks related to fluctuations in the Company's operating results from quarter to quarter; the ability of clients to terminate their relationship with the Company at any time and the impact of any loss of a significant client; competition in the Company's markets; the negative cash flows and operating losses that may recur in the future; risks associated with the Company's investment strategy; risks related to international operations, including foreign currency fluctuations; the Company's dependence on key management personnel; the Company's ability to attract and retain highly skilled professionals; the Company's ability to collect accounts receivable; the Company’s ability to maintain costs at an acceptable level; the Company's heavy reliance on information systems and the impact of potentially losing or failing to develop technology; risks related to providing uninterrupted service to clients; the Company's exposure to employment-related claims from clients, employers and regulatory authorities, current and former employees in connection with the Company’s business reorganization initiatives and limits on related insurance coverage; the Company’s ability to utilize net operating loss carry-forwards; volatility of the Company's stock price; the impact of government regulations; restrictions imposed by blocking arrangements; risks related to potential acquisitions or dispositions of businesses by the Company; reduction in our cash and cash equivalents as a result of the tender offer; and our decreased “public float” (the number of Shares owned by non-affiliate stockholders and available for trading in the securities markets) as a result of the tender offer and other share repurchases.

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More information on potential factors that could affect the Company’s financial results is included from time to time in the Company’s public reports filed with the SEC, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. All forward-looking statements included or incorporated by reference in this Offer to Purchase are based upon information available to the Company as of the date of this Offer to Purchase, and speak only as of the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this Offer to Purchase.

Introduction

To the Holders of our Shares:

The Company offers to purchase an aggregate of up to 3,150,000 Shares pursuant to tenders at a price of $1.50 per Share. Our Offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the Offer.

Only Shares properly tendered at the Purchase Price and not properly withdrawn will be eligible for purchase in the Offer. All of the Shares tendered at the Purchase Price may not be purchased if more than an aggregate of 3,150,000 Shares are properly tendered and not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase. We will return any Shares that we do not purchase, including Shares not purchased because of proration or conditional tenders, promptly following the Expiration Date. See Section 3.

The Offer is not conditioned on the receipt of financing or any minimum value of Shares being tendered. The Offer, however, is subject to other conditions. Our obligation to accept and pay for Shares properly tendered at the Purchase Price and not properly withdrawn pursuant to the Offer is conditioned upon satisfaction or waiver of these conditions. See Section 7.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, OUR EXECUTIVE OFFICERS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE (INCLUDING THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN) AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

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Our directors and executive officers and their respective affiliates are entitled to participate in the Offer on the same basis as all other stockholders. We are not aware of any officers or directors that have determined to participate in the Offer at this time.

The equity ownership of our directors and executive officers who do not participate in the Offer, and the equity ownership of other stockholders who do not tender their Shares pursuant to the Offer, will proportionately increase as a percentage of our issued and outstanding Shares following the consummation of the Offer. See Sections 2 and 11.

If more than 3,150,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered at the Purchase Price and not properly withdrawn, we will purchase Shares at the Purchase Price in the order of priority set forth under “The Offer—Priority of Purchases.” Therefore, we may not purchase all of the Shares that you properly tender.

The Purchase Price will be paid net to the seller in cash, less any applicable withholding taxes and without interest, for all Shares purchased. Tendering stockholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or stock transfer taxes on the purchase of Shares by us in the Offer. Stockholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs may apply if stockholders tender Shares through such brokers or other nominees and not directly to the Depositary.

Also, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary or other paying agent the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States federal income tax backup withholding (at a rate of 24% of the gross proceeds), unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding, such as corporations and Non-U.S. Holders (as defined below in Section 13). For a Non-U.S. Holder to avoid backup withholding, the Non-U.S. Holder must submit a statement (generally, an applicable IRS Form W-8), signed under penalties of perjury and attesting to that holder’s exempt status, or other acceptable certification. Any amounts withheld under the backup withholding rules are not an additional tax and will be allowed as a credit against a U.S. Holder or Non-U.S. Holder’s U.S. federal income tax liability and may entitle such a Holder to a refund, provided that certain required information is timely furnished to the IRS. See Section 3 for more detail regarding backup withholding. Also see Section 13 regarding material U.S. federal income tax consequences of the Offer.

We will pay all fees and expenses incurred in connection with the Offer by InvestorCom, the Information Agent for the Offer, and by Computershare Trust Company, N.A., the Depositary for the Offer. See Section 16.

As of February 21, 2019, we had 31,798,447 issued and outstanding Shares. If the Offer is fully subscribed at the Purchase Price of  $1.50, the Offer will result in the repurchase by the Company of 3,150,000 Shares, which would represent approximately 9.9% of our issued and outstanding Shares.

If any of our stockholders who hold Shares in their own name as holders of record or who are “registered holders” as participants in DTC’s system whose names appear on a security position listing tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced.

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The Shares are listed on Nasdaq and trade under the symbol “HSON.” On February 21, 2019, the last full trading day before we commenced the Offer, the closing price of the Shares on Nasdaq was $1.45 per Share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.

This Offer to Purchase and the Letter of Transmittal contain important information that you should read carefully before you make any decision regarding the Offer.

The Offer

1.	Number of Shares; Priority of Purchase; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase Shares that are properly tendered at the Purchase Price and not properly withdrawn (in accordance with Section 4) before the Expiration Date, up to an aggregate of 3,150,000 Shares, pursuant to tenders at a price of $1.50 per Share, net to the seller in cash, less any applicable withholding taxes and without interest. If less than 3,150,000 Shares are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn.

The term “Expiration Date” means 12:00 midnight, New York City time, on March 22, 2019. We may, in our sole discretion, extend the period of time during which the Offer will remain open. In the event of an extension, the term “Expiration Date” will refer to the latest time and date at which the Offer, as extended by us, will expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer. During any such extension, all Shares previously tendered and not validly withdrawn will remain subject to the Offer and to the right of a tendering stockholder to withdraw any such stockholder’s Shares.

If the Offer is over-subscribed as described below, Shares properly tendered at the Purchase Price and not properly withdrawn will be subject to proration, except for odd lots. Except as described herein, the withdrawal rights expire at the Expiration Date.

If we (i) increase the number of shares being sought in the Offer by more than 2% of our outstanding Shares, (ii) decrease number of shares being sought in the Offer or (iii) increase or decrease the Purchase Price, then the Offer must remain open for at least 10 business days following the date that notice of the increase, decrease or change is first published, sent or given in the manner specified in Section 15.

Only Shares properly tendered at the Purchase Price and not properly withdrawn will be eligible for purchase in the Offer. All of the Shares tendered at the Purchase Price may not be purchased if more than an aggregate of 3,150,000 Shares are properly tendered and not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase. All Shares tendered and not purchased in the Offer, including Shares not purchased because of proration or conditional tenders, will be returned to the tendering stockholders at our expense promptly following the Expiration Date.

THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING OR ANY MINIMUM VALUE OF SHARES BEING TENDERED. THE OFFER, HOWEVER, IS SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

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Priority of Purchases. If more than 3,150,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered at the Purchase Price and not properly withdrawn, we will purchase Shares at the Purchase Price in the following order of priority:

•	first, we will purchase all odd lots of less than 100 Shares from stockholders who properly tender all of their Shares at the Purchase Price and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference);
•	second, after purchasing all the odd lots that were properly tendered at the Purchase Price and not properly withdrawn, we will purchase Shares from all stockholders who properly tender Shares at the Purchase Price and who do not properly withdraw them before the Expiration Date (except for stockholders who tendered Shares at the Purchase Price conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have purchased 3,150,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law); and
•	third, only if necessary to permit us to purchase 3,150,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares from stockholders who have properly tendered Shares at the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered at the Purchase Price must have properly tendered all of their Shares at the Purchase Price and not properly withdrawn them before the Expiration Date.

Therefore, we may not purchase all of the Shares that you properly tender. As we noted above, we may elect to purchase more than an aggregate of  3,150,000 Shares of Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of Shares as we may elect.

Odd Lots. The term “odd lots” means all Shares tendered at the Purchase Price by any person (an “Odd Lot Holder”) who owned beneficially or of record an aggregate of fewer than 100 Shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. Odd lots will be accepted for payment before any proration of the purchase of other tendered Shares. This priority is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 Shares. To qualify for this priority, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. By tendering in the Offer, an Odd Lot Holder who holds Shares in its name and tenders its Shares directly to the Depositary would also avoid any applicable Odd Lot discounts in a sale of the holder’s Shares. Any Odd Lot Holder wishing to tender all of its Shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered Shares is required, we will determine the preliminary proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares and subject to the provisions governing conditional tenders described in Section 6, proration for each stockholder tendering Shares (excluding Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered at the Purchase Price and not properly withdrawn by the stockholder to the total number of Shares properly tendered at the Purchase Price and not properly withdrawn by all stockholders (excluding Odd Lot Holders). Because of the difficulty in determining the number of Shares properly tendered at the Purchase Price and not properly withdrawn, and because of the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately four business days after the Expiration Date, assuming that Shares are tendered by use of the procedures for guaranteed delivery. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

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As described in Section 13, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the United States federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether or not to tender Shares. The Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased. See Section 6.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other documents may be requested from the Information Agent at the Company’s expense at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

2.	Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer.

In determining to proceed with the Offer, our management and our Board of Directors evaluated the Company’s operations, financial condition, capital needs, regulatory requirements, strategy and expectations for the future and believe that the Offer is a prudent use of our financial resources. The primary purpose of the Offer is to return cash to our stockholders by providing them with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations. See Sections 2 and 11.

We believe the repurchase of Shares pursuant to the Offer will provide stockholders the opportunity to exit all or a significant part of their holdings without the potential disruption to the Share price that can result from market sales. After the Offer is completed, we believe that our anticipated cash flow from operations, our access to credit and capital markets and our financial condition will be adequate for our needs. However, actual experience may differ significantly from our expectations. See “Cautionary Notice Regarding Forward Looking Statements.”

The Offer also provides certain stockholders with an efficient way to sell their Shares without incurring brokerage fees or commissions. Where Shares are tendered by the registered owner of those Shares directly to the Depositary, the sale of those Shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market transactions. Stockholders holding Shares in a brokerage account or otherwise through brokers may be subject to transaction costs. Furthermore, Odd Lot Holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their Shares in transactions on Nasdaq.

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Potential Benefits of the Offer to those who Tender. We believe the Offer will provide benefits to our stockholders who tender their Shares pursuant to the Offer, including the following:

•	the Offer will provide our stockholders with an opportunity to obtain liquidity with respect to all or portion of their Shares, without potential disruption to the Share price and the usual transaction costs associated with market sales;
•	the Offer will provide our stockholders with an efficient way to sell their Shares without incurring brokerage commissions, solicitation fees or stock transfer taxes associated with open market sales; and
•	Odd Lot Holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Shares.

Potential Risks and Disadvantages of the Offer to those who Tender. The Offer also presents some potential risks and disadvantages to our stockholders who tender their Shares pursuant to the Offer, including the following:

•	stockholders who tender in the Offer may lose the opportunity to sell their Shares at a net price which may be significantly higher than the Purchase Price in the Offer; and
•	we can give no assurance as to the price at which a stockholder may be able to sell his or her Shares in the future.

Potential Benefits of the Offer to those who Retain Equity Interest. We believe the Offer will provide benefits to us and our stockholders who do not tender their Shares pursuant to the Offer, including the following:

•	ability to sell their Shares in the future at a price that may be significantly higher than the Purchase Price in the Offer; and
•	upon the completion of the Offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in the Company.

Potential Risks and Disadvantages of the Offer to those who Retain Equity Interest. The Offer also presents some potential risks and disadvantages to us and our continuing stockholders, including the following:

•	the Offer will reduce our public float. There can be no assurance that this reduction in our public float will not result in lower stock prices or reduced liquidity in the trading market for our Shares following completion of the Offer;
•	if certain large stockholders do not participate in the Offer, it will further concentrate their ownership of the Company. Concentrated ownership may limit the ability of our stockholders to influence corporate matters and may also have the effect of delaying, preventing or defeating a change of control; and
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•	we plan to fund any purchase of Shares pursuant to the Offer, including the related fees and expenses, using available cash, which will result in reduced liquidity.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, OUR EXECUTIVE OFFICERS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE (INCLUDING THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN) AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

Certain Effects of the Offer. As of February 21, 2019, we had 31,798,447 issued and outstanding Shares. If the Offer is fully subscribed at the Purchase Price of  $1.50, the Offer will result in the repurchase by the Company of 3,150,000 Shares, which would represent approximately 9.9% of our issued and outstanding Shares.

Stockholders who choose not to tender will own, and stockholders who retain an equity interest in the Company as a result of a partial or conditional tender of Shares or proration may own, a greater percentage ownership of our outstanding Shares following the consummation of the Offer. Following consummation of the Offer, stockholders retaining an equity interest in the Company will continue to bear the attendant risks and rewards associated with owning the equity securities of the Company, including risks resulting from our purchase of Shares in the Offer. We can give no assurance, however, that we will not issue additional shares or other equity interests in the future.

The Offer may result in or contribute towards an ownership change under Section 382 of the Code.  If the Company were to undergo an ownership change under Section 382 of the Code, the Company’s ability to use its net operating loss carryovers incurred prior to the ownership change against income arising after the ownership change will be significantly limited.  In general, an “ownership change” under Section 382 of the Code occurs with respect to the Company if, over a rolling three-year period, the Company’s “5-percent shareholders” increase their aggregate stock ownership by more than 50 percentage points over their lowest stock ownership during the rolling three-year period.  Although we do not expect the Offer to result in an ownership change with respect to the Company, because we do not know how many or in what proportion shares will be tendered in the Offer or the number of Company shareholders that may become “5-percent shareholders” as a result of the Offer, it is uncertain at this time whether the Offer will result in an ownership change or the extent to which the Offer may contribute towards an ownership change over the rolling three year period following the Offer.

Stockholders may be able to sell non-tendered Shares in the future, on Nasdaq or otherwise, at a net price which may be significantly higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her Shares in the future.

The accounting for our purchase of Shares in the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase and a reduction in our cash and cash equivalents.

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We will either cancel or hold as treasury stock Shares we repurchase pursuant to the Offer. Shares that we acquire pursuant to the Offer and hold as treasury stock will become authorized and unissued Shares and will be available for us to issue without further stockholder action (except as required by applicable law, rule or regulation) for all purposes.

Based on the published guidelines of Nasdaq and the conditions of the Offer, we do not believe that our purchase of Shares pursuant to the Offer will result in the delisting of the remaining Shares on Nasdaq. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act. The Offer is conditioned upon the Company having determined that the consummation of the Offer is not reasonably likely to cause the Shares to be delisted from Nasdaq.

The Shares are currently “margin stock” under the rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). This classification has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares under the Offer, the Shares remaining outstanding will continue to be margin stock for purposes of the Federal Reserve Board’s margin rules and regulations.

Other Plans. Except as otherwise disclosed, or incorporated by reference in this Offer to Purchase, neither the Company nor any of its executive officers, directors or affiliates (including executive officers and directors of the Company’s affiliates) has any plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries, other than transactions among our wholly-owned subsidiaries;
•	any purchase, sale or transfer of a material amount of our assets or any assets of our subsidiaries;
•	any material change in our present dividend rate or policy, or indebtedness or capitalization;
•	any change in our present Board of Directors or management, including any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment arrangements of any executive officer;
•	any class of our equity securities ceasing to be authorized to be listed on Nasdaq;
•	any material change in our corporate structure or business;
•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;
•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;
•	the acquisition or disposition by any person of our securities, other than purchases and dispositions related to the exercise of outstanding options to purchase Shares and the vesting of option awards or restricted stock awards granted to certain of our officers and directors; or
•	any changes in our certificate of incorporation, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.
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The payment of any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our results of operations, capital requirements, general business conditions, contractual restrictions on payment of dividends, if any, legal and regulatory restrictions on the payment of dividends, and other factors our Board of Directors deems relevant. The Board of Directors may also from time to time consider strategic alternatives or other changes to the Company’s business that better align with its strategic objectives.

After completing the Offer, we may also consider from time to time various means of returning additional excess capital to stockholders, including additional open market purchases, tender offers, dividends, privately negotiated transactions and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions and other factors we deem relevant. There can be no assurance that we will repurchase Shares in the future.

3.	Procedures for Tendering Shares.

Proper Tender of Shares. For Shares to be tendered properly pursuant to the Offer:

(1)	the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received before 12:00 midnight, New York City time, March 22, 2019 by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; or
(2)	the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Our acceptance for payment of Shares properly tendered by you through one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms, and subject to the conditions, of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Stockholders may tender Shares subject to the condition that a specified minimum number of Shares (including all or none) be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box captioned “Conditional Tender” on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to calculate and appropriately indicate the minimum number of Shares that must be purchased from the stockholder for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Stockholders should consult their investment and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 13.

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Odd Lot Holders who tender all of their Shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

(1)	the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in DTC whose name appears on a security position listing as the owner of the Shares) tendered and the holder has not completed the sections captioned either “Special Payment Instructions” or “Special Delivery Instructions” in the Letter of Transmittal; or
(2)	Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

Except as described above, all signatures on any Letter of Transmittal for Shares tendered thereby must be guaranteed by an Eligible Institution. See Instructions 1, 2 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1, 2 and 5 to the Letter of Transmittal.

If a book-entry account system is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be returned, to a person other than the registered holder, then the book-entry account system must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the book-entry account system, with the signature guaranteed by an Eligible Institution.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Stockholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered Shares pursuant to the Offer. In the event the stockholder does not designate the order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, including through DTC, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when the Letter of Transmittal, or a manually signed facsimile thereof, is actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

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All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Information Agent or DTC. ANY DOCUMENTS DELIVERED TO US, THE INFORMATION AGENT OR DTC WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT CONSTITUTE PROPER DELIVERY TO THE DEPOSITARY.

Book-Entry Delivery. For purposes of the Offer, the Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer Shares into the Depositary’s account in accordance with DTC’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (i) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the DTC participant tendering Shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such DTC participant.

Guaranteed Delivery. Stockholders desiring to tender their Shares pursuant to the Offer but whose certificates are not immediately available, or who are unable to complete the procedure for book-entry transfer or to make delivery of all required documents to the Depositary before the Expiration Date, may still tender their Shares, if all of the following conditions are satisfied:

(1)	the tender is made by or through an Eligible Institution;
(2)	a validly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary (and which must include a guarantee by an Eligible Institution) by overnight courier or facsimile transmission (for Eligible Institutions only) on or before the Expiration Date; and
(3)	the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of two Trading Days (as defined below) after the date of execution of a Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with (a) a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon, and (b) all other required documents; or (ii) confirmation of book-entry transfer of the Shares into the Depositary’s account at the book-entry transfer facility, together with (a) a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon, and (b) all other required documents. A “Trading Day” is any day on which Nasdaq is open for business.

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Stockholders may contact the Information Agent or their broker for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase.

Procedures for Stock Options. We are not offering, as part of the Offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. Holders of vested stock options may exercise options and tender any Shares received upon such exercise. Options must be exercised sufficiently in advance of the expiration of the Offer in order to have time for the exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

If you wish to sell Shares issuable pursuant to unexercised options, you must:

(1)	exercise your vested options by submitting a written exercise notice to the Company’s stock administrator (and pay the applicable exercise price(s) to the Company and, if you are exercising a vested nonstatutory stock option, you must also pay any taxes that must be withheld as a result of the exercise); we recommend doing so no later than 5:00 p.m., New York City time, on March 15, 2019; and
(2)	submit your election to participate in the Offer prior to its expiration.

If you want to elect to sell Shares in the Offer that were issuable upon exercise of a stock option and for any reason (a) you fail to properly or timely complete and submit your option exercise notice, and/or (b) you fail to pay the applicable exercise price for any option you are exercising (including any necessary tax amounts), then you will not be eligible to sell Shares subject to such option in the Offer.

In addition, holders of vested but unexercised options should evaluate the Offer carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants and the years left to exercise their options, the tax consequences of choosing to exercise any options, and the provisions for pro rata purchases by the Company. We strongly encourage holders of vested stock options to discuss the Offer with their tax advisor, broker and/or financial advisor. Holders of unvested stock options, unvested stock awards or other restricted equity interests may not tender Shares represented by such interests.

Return of Unpurchased Shares. If any tendered Shares are not purchased or are properly withdrawn before the Expiration Date, or if less than all Shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased Shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, or, in the case of Shares tendered by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case, without expense to the stockholder.

United States Federal Backup Withholding. Under the U.S. federal income tax backup withholding rules, 24% of the gross proceeds payable to a tendering U.S. Holder (as defined below in Section 13) or other U.S. payee pursuant to the Offer must be withheld and remitted to the U.S. Treasury, unless (a) the U.S. Holder or other U.S. payee provides his or her correct taxpayer identification number (employer identification number or Social Security number) to the Depositary or other paying agent, certifies under penalties of perjury that such taxpayer identification number is correct, and complies with the applicable requirements of the backup withholding rules (typically by delivering a properly completed and executed IRS Form W-9 to the Depositary or other paying agent), or (b) such U.S. Holder or other U.S. payee otherwise establishes its exemption from backup withholding. Therefore, unless an exemption exists and is proven in a manner satisfactory to the Depositary or other paying agent, each tendering U.S. Holder should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain U.S. Holders (including, among others, corporations) are not subject to these backup withholding requirements.

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In addition, in order for a Non-U.S. Holder (as defined below in Section 13) to avoid backup withholding, the Non-U.S. Holder must submit an applicable, properly completed IRS Form W-8, signed under penalties of perjury and attesting to such holder’s exempt status, or other acceptable certification. Non-U.S. Holders can obtain the applicable IRS Form W-8 from the Depositary or other paying agent, or from the IRS’s website.

Any amounts withheld under the backup withholding rules are not an additional tax and will be allowed as a credit against a U.S. Holder or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Holder to a refund, provided that certain required information is timely furnished to the IRS. See Section 13 for a discussion of certain material U.S. federal income tax consequences to tendering U.S. Holders.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO FULLY COMPLETE AND PROPERLY EXECUTE THE IRS FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR SUCH OTHER IRS FORM AS MAY BE APPLICABLE) OR DOES NOT OTHERWISE ESTABLISH AN EXEMPTION MAY BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 24% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.

United States Federal Income Tax Withholding on Non-U.S. Holders. If a Non-U.S. Holder tenders Shares that are held in a U.S. brokerage account or otherwise through a U.S. broker, dealer, commercial bank, trust company, or other nominee, such U.S. broker or other nominee will generally be the withholding agent for the payment made to the Non-U.S. Holder pursuant to a Sale. Non-U.S. Holders generally will be required to deliver a properly completed IRS Form W-8BEN or W-8BEN-E (or other appropriate Form W-8 or any successor form) or other certifications to such U.S. brokers or other nominees and such U.S. brokers or other nominees may deduct and withhold from any payments made to such Non-U.S. Holders in accordance with their own procedures and applicable law. Non-U.S. Holders tendering Shares that are held through a U.S. broker or other nominee should consult such U.S. broker or other nominee and their own tax advisors to determine the particular certification and withholding procedures that will be applicable to them.

If a Non-U.S. Holder tenders Shares that are held in its own name as a holder of record, such Non-U.S. Holder must deliver to the Depositary or other paying agent a properly completed IRS Form W-8BEN or W-8BEN-E (or other appropriate Form W-8 or any successor form).

Because the Depositary or other paying agent cannot determine whether any particular Non-U.S. Holder’s Sale is properly characterized as a “sale or exchange” or a distribution for U.S. federal income tax purposes at the time of payment, the Depositary or other paying agent may, in its sole discretion, treat the Sale as a dividend and withhold 30% of the gross proceeds unless the Depositary determines that a reduced rate of withholding is available pursuant to an income tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States or another exemption applies. If a Non-U.S. Holder is exempt from or eligible for a reduced rate of U.S. federal withholding or income tax, such Non-U.S. Holder may obtain a refund of any excess amounts withheld by the Depositary or other paying agent by timely filing a refund claim with the IRS.

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Each Non-U.S. Holder is urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Section 13 for more detail regarding backup withholding and certain material U.S. federal income tax consequences of the Offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be decided by us, in our reasonable discretion, and each such decision will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Date to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the Offer prior to the Expiration Date with respect to all tendered Shares and our interpretation of the terms of the Offer will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder without waiving any similar defect or irregularity with respect to other Shares or other stockholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of the Company, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any such person incur any liability for failure to give any notice. Our interpretations of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction.

WE WILL DECIDE, IN OUR REASONABLE DISCRETION, ALL QUESTIONS AS TO THE NUMBER OF SHARES TO BE ACCEPTED, THE PURCHASE PRICE TO BE PAID FOR SHARES TO BE ACCEPTED AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PERSONS PARTICIPATING IN THE OFFER, SUBJECT TO SUCH OFFER PARTICIPANTS DISPUTING SUCH DETERMINATION IN A COURT OF COMPETENT JURISDICTION.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

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Tendering Stockholder’s Representation and Warranty; Acceptance by Hudson Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) the stockholder has a “net long position,” within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (ii) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of  (a) Shares tendered or (b) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms, and subject to the conditions, of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for payment by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances, conditional sales agreements and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

A properly completed Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us or the Information Agent. All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

Lost Certificates. If the share certificates that a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should follow the instructions set forth in the Letter of Transmittal. See Instruction 11 of the Letter of Transmittal.

4.	Withdrawal Rights.

Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 12:00 midnight, New York City time, on March 22, 2019. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.

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If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the Offer.

For a withdrawal to be effective, a notice of withdrawal must be in writing, must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.

If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, in our reasonable discretion, which determination will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of any particular Shares by any particular stockholder without waiving any similar defect or irregularity with respect to other Shares or other stockholders. None of the Company, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any such person incur liability for failure to give any notice.

Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

5.	Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, we will purchase Shares that are properly tendered at the Purchase Price and not properly withdrawn (in accordance with Section 4) before the Expiration Date, up to an aggregate of 3,150,000 Shares, pursuant to tenders at a price of $1.50 per Share, net to the seller in cash, less any applicable withholding taxes and without interest. For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered at the Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment in the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price for all such Shares promptly after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment in the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of certificates for Shares or book-entry confirmation of Shares into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal or an Agent’s Message, in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

We will pay for Shares purchased in the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

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In the event of proration, we will determine the preliminary proration factor promptly after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately four business days after the Expiration Date. Unless a stockholder specified otherwise in the Letter of Transmittal, certificates for all Shares tendered and not purchased, including Shares not purchased due to proration or conditional tender, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering stockholder at our expense promptly after the Expiration Date or termination of the Offer without expense to the tendering stockholders. Under no circumstances will we pay interest on the Purchase Price for any reason, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares in the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Any tendering stockholder or other payee who fails to complete fully, sign and return to the Depositary the IRS Form W-9 included with the Letter of Transmittal (or an applicable IRS Form W-8, or other acceptable certification, if the tendering stockholder or other payee is a Non-U.S. Holder), may be subject to required U.S. federal income tax backup withholding of 24% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer. See Section 3. Non-U.S. Holders should review Section 13 and consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

6.	Conditional Tender of Shares.

Under certain circumstances described in Section 1, if the Offer is over-subscribed, Shares properly tendered at the Purchase Price and not properly withdrawn will be subject to proration, except for odd lots. As discussed in Section 13, the number of Shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any of such stockholder’s Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box captioned “Conditional Tender” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. Each stockholder is urged to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional offer.

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Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that stockholder if any are to be purchased. After the Expiration Date, if more than 3,150,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered at the Purchase Price and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered at the Purchase Price, conditionally or unconditionally, and not properly withdrawn (including Shares of Odd Lot Holders). If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any stockholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered at the Purchase Price by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered at the Purchase Price, conditionally or unconditionally, and not properly withdrawn, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the resulting aggregate number of Shares to be purchased to fall below 3,150,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law), to the extent feasible, we will select enough of the Shares conditionally tendered at the Purchase Price that would otherwise have been withdrawn to permit us to purchase such aggregate number of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares at the Purchase Price.

7.	Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the commencement of the Offer and before or on the Expiration Date any of the following events occur (or shall have been reasonably determined by us to have occurred):

•	any legal action, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been instituted, threatened in writing, pending or taken that challenges or affects the Offer or could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the Shares in the Offer;
•	the Offer has caused us to violate or fail to be in compliance with any applicable law, including Section 160 of the DGCL, under which a corporation generally may only redeem or purchase its own shares of capital stock for cash or other property when the capital of the corporation is not impaired and when the redemption or purchase would not cause the capital of the corporation to become impaired. Capital is considered impaired when the net assets of the corporation (total assets in excess of total liabilities) do not exceed the capital of the corporation (generally defined to be the aggregate par value of its outstanding shares);
•	any statute, rule or regulation has been instituted or adopted that affects or could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the Shares in the Offer;
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•	any general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States, has occurred;
•	any changes in the general political, market, economic or financial conditions in the United States or abroad that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our business, have occurred;
•	any commencement of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, has occurred directly or indirectly involving the United States on or after February 21, 2019, or any material escalation, on or after February 21, 2019, of any war or armed hostilities that had commenced prior to February 21, 2019 that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our business, has occurred;
•	any decrease of more than 10% in the market price for the Shares on Nasdaq or in the general level of market prices for equity securities in any of the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index, Standard & Poor’s 500 Composite Index or Russell 2000 Index measured from the close of trading on February 21, 2019;
•	any person has commenced, proposed, announced, made or have publicly disclosed a tender or exchange offer (other than the Offer), merger, amalgamation, acquisition, business combination or other similar transaction involving us or any of our subsidiaries or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination or other similar transaction, other than in the ordinary course of business;
•	any person (including a group) has acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding Shares (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before February 21, 2019);
•	any person or group that has made such a filing before February 21, 2019 acquires or publicly announce its proposal to acquire additional Shares representing 2% or more of our Shares outstanding at the time of such acquisition or public announcement;
•	any new group has been formed that beneficially owns more than 5% of our outstanding Shares;
•	any person, entity or group has filed a Notification and Report Form for Certain Mergers and Acquisitions under the Hart-Scott-Rodino Act, reflecting an intent to acquire us or any Shares, or made a public announcement reflecting intent to take any such action;
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•	any material adverse change in our and our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, in our reasonable judgment, has occurred; or
•	any determination by us that the consummation of the Offer and the purchase of the Shares would have a reasonable likelihood of resulting in the Shares being delisted from Nasdaq.

The foregoing addresses the only conditions under which we are not obligated to complete the Offer. The conditions referred to above are for our sole benefit and we may assert them or waive them, in whole or in part, at any time and from time to time in our sole and reasonable discretion prior to the expiration of the Offer. Any decision by us to exercise any of the foregoing rights will be disseminated promptly in accordance with Section 15 of the Offer to Purchase. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction.

8.	Price Range of Shares; Dividends.

Our Shares are listed for trading on Nasdaq under the trading symbol “HSON.”

Price Range of Shares. The following table sets forth the high and low sales prices per Share for our Shares as reported by Nasdaq for the relevant periods.

	High	Low
Year ending December 31, 2019
First Quarter (through February 21, 2019)	$1.52	$1.22

Year ended December 31, 2018
First Quarter	$2.44	$1.81
Second Quarter	$2.00	$1.49
Third Quarter	$1.84	$1.53
Fourth Quarter	$1.67	$1.30

Year ended December 31, 2017
First Quarter	$1.50	$1.00
Second Quarter	$1.55	$1.05
Third Quarter	$1.56	$1.26
Fourth Quarter	$2.40	$1.29

On February 21, 2019, the last full trading day before we commenced the Offer, the closing price of the Shares on Nasdaq was $1.45 per Share. We urge stockholders to obtain a current market quotation for the Shares before deciding whether and at what prices to tender their Shares.

Dividends. In December 2015, our Board of Directors determined that we would pay a quarterly cash dividend on our Shares. The Company paid two cash dividends of $0.05 per share during fiscal 2016, the first on March 25, 2016 to shareholders of record as of March 15, 2016 and the second on June 24, 2016 to shareholders of record as of June 14, 2016. As a result, for the year ended December 31, 2016, the Company paid a total of $3.4 million in dividends to shareholders. In September 2016, the Board of Directors determined that the acceleration of the Company’s stock repurchase program was a better use of capital and, accordingly, stopped paying a quarterly cash dividend. The payment of any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our results of operations, capital requirements, general business conditions, contractual restrictions on payment of dividends, if any, legal and regulatory restrictions on the payment of dividends, and other factors our Board of Directors deems relevant.

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9.	Source and Amount of Funds.

The Offer is not subject to any financing condition. Assuming the Offer is fully subscribed, we expect the aggregate purchase price for the Shares, together with related fees and expenses, to be approximately $4.8 million. We plan to fund any purchase of Shares pursuant to the Offer, including the related fees and expenses, using available cash, which will result in reduced liquidity. Reduced liquidity could have certain material adverse effects on us, including, but not limited to, the following: (i) our available liquidity in the future for acquisitions, working capital, capital expenditures, and general corporate or other purposes could be impaired, and additional financing may not be available on terms acceptable to us; (ii) our ability to withstand competitive pressures may be decreased; and (iii) our reduced level of liquidity may make us more vulnerable to economic downturns, and reduce our flexibility in responding to changing business, regulatory and economic conditions. After the Offer is completed, we believe that our then available cash, cash equivalents and short term investments, cash flow from operations and access to capital will continue to provide us with adequate financial resources to meet our working capital requirements and to fund capital expenditures as well as to engage in strategic activities.

10.	Certain Information Concerning the Company.

General.

The Company is a leading total talent solutions provider operating under the brand name Hudson RPO. We deliver innovative, customized recruitment outsourcing and total talent solutions to organizations worldwide. Through our consultative approach, we develop tailored talent solutions designed to meet our clients’ strategic growth initiatives. As a trusted advisor, we meet our commitments, deliver quality and value, and always aim to exceed expectations. We are a Delaware corporation and have operated as an independent publicly-held company since April 1, 2003, when Monster Worldwide, Inc., formerly TMP Worldwide, Inc., spun off its eResourcing division.

The Company’s core service offerings include Permanent Recruitment, Contracting, and Talent Management Solutions (collectively, Recruitment and Talent Management or “RTM”), as well as Recruitment Process Outsourcing (“RPO”). On March 31, 2018, the Company completed the sale of its RTM businesses in three separate transactions and retained its RPO business. The RTM businesses met the criteria for discontinued operations.

The Company delivers RPO permanent recruitment and contracting outsourced recruitment solutions tailored to the individual needs of primarily mid-to-large-cap multinational companies. The Company’s RPO delivery teams utilize state-of-the-art recruitment process methodologies and project management expertise in their flexible, turnkey solutions to meet clients’ ongoing business needs. The Company’s RPO services include complete recruitment outsourcing, project-based outsourcing, contingent workforce solutions, and recruitment consulting. Hudson has approximately 300 employees and operates in nine countries with three reportable geographic business segments: Hudson Americas, Hudson Asia Pacific, and Hudson Europe.

Our principal executive offices are located at 53 Forest Avenue, Old Greenwich, CT 06870, and our phone number is (212) 351-7400.

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Where You Can Find More Information. We are subject to the informational requirements of the Exchange Act, and in accordance therewith we are required to file periodic reports, proxy statements and other information with the SEC. We also have filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. The Schedule TO, and such reports, proxy statements and other information filed by us, can be inspected and copied at the SEC’s Public Reference Room located at 100 F Street, N.E. Washington, D.C. 20549, at the prescribed rates. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically. Please call 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and, other than any portion of any such documents that is furnished under applicable SEC rules, we incorporate them by reference:

•	Hudson’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed on March 1, 2018; as amended on April 27, 2018;
•	Hudson’s Current Reports on Form 8-K filed on February 15, 2019 and February 19, 2019;

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this document from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone numbers set forth below.

The Information Agent for the Offer is:

InvestorCom LLC
19 Old Kings Highway S., Suite 210
Darien, Connecticut 06820
Banks and Brokers Call: (203) 972-9300
 Stockholders Call Toll-Free: (877) 972-0090
Email: info@investor-com.com

11.	Interests of Directors, Executive Officers and Affiliates; Recent Securities Transactions; Transactions and Arrangements Concerning the Shares.

Beneficial Ownership. As of February 21, 2019, we had 31,798,447 issued and outstanding Shares. If the Offer is fully subscribed at the Purchase Price of  $1.50, the Offer will result in the repurchase by the Company of 3,150,000 Shares, which would represent approximately 9.9% of our issued and outstanding Shares.

Our directors and executive officers and their respective affiliates are entitled to participate in the Offer on the same basis as all other stockholders. We are not aware of any officers or directors that have determined to participate in the Offer at this time. The equity ownership of our directors and executive officers who do not participate in the Offer will proportionately increase as a percentage of our issued and outstanding Shares following the consummation of the Offer.

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The following tables set forth, as of February 21, 2019, certain information regarding the beneficial ownership of the Shares outstanding by (i) each person known to us to own or control five percent (5%) or more of our Shares, (ii) each of our current directors, (iii) each of our named executive officers and (iv) our current executive officers and directors as a group. Unless otherwise indicated, each person named in the table below has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address of each person named in the table below is c/o Hudson Global, Inc., 53 Forest Avenue, Old Greenwich, CT 06870.

Management and Directors

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned
Richard K. Coleman, Jr. (1)	343,427	1.08%
Ian V. Nash (1)(2)	329,785	1.04%
Alan L. Bazaar(1)	299,086	*
Jeffrey E. Eberwein (1)(3)	1,288,991	4.05%
Patrick Lyons	58,298	*
Stephen A. Nolan (3)	1,138,828	3.58%
Connia Nelson	—	0%
Mimi Drake	—	0%
All directors and executive
officers as a group (7 persons) (1)(2)	2,319,587	7.28%

__________________

*	Denotes less than 1%.
(1)	Includes the following share units under our Director Deferred Share Plan, which are payable only in shares of common stock upon a director ceasing service as a Board member: Alan L. Bazaar, 272,336; Richard K. Coleman, Jr., 340,427; Jeffrey E. Eberwein, 271,479; Ian V. Nash, 279,785; and all directors and executive officers as a group, 1,164,027 shares.
(2)	Includes 50,000 shares of common stock subject to stock options, which are exercisable within 60 days of February 21, 2019.
(3)	Mr. Nolan resigned as chief executive officer and a director of our Company and his employment and service as a director with our Company ended April 1, 2018.

Other Beneficial Owners

	Amount and Nature of Beneficial Ownership
	Voting Power		Investment Power
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	Percent of Class

Hotchkis and Wiley Capital Management, LLC(1) 725 South Figueroa St., 39th Floor Los Angeles, CA 90017	4,061,478	0	5,233,178	0	5,233,178	16.46%

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Heartland Advisors, Inc.(2) 789 North Water St. Milwaukee, WI 53202	0	3,856,619	0	4,042,720	4,042,720	12.71%

Cannell Capital, LLC(3) 245 Meriwether Circle Alta, WY 83414	0	2,340,742	0	2,340,742	2,340,742	7.36%

Polar Asset Management Partners, Inc.(4) 401 Bay Street, Suite 1900, PO Box 19 Toronto, Ontario M5H 2Y4	1,708,765	0	1,708,765	0	1,708,765	5.37%

____________________

(1)	These amounts represent the number of shares beneficially owned as disclosed in the Schedule 13G/A filed with the SEC on February 13, 2019.
(2)	These amounts represent the number of shares beneficially owned as disclosed in the Schedule 13G/A filed with the SEC on February 5, 2019.
(3)	These amounts represent the number of shares beneficially owned as disclosed in the Schedule 13D filed with the SEC on January 14, 2019.
(4)	These amounts represent the number of shares beneficially owned as disclosed in the Schedule 13G filed with the SEC on February 10, 2017.

Transactions and Arrangements Concerning the Shares.

Recent Securities Transactions. Based on the Company’s records and information provided to the Company by its directors, executive officers, associates and affiliates, except for repurchases of Shares by the Company, no transactions with respect to Shares have been effected during the 60 days prior to the date hereof by the Company or, to the Company’s knowledge after making reasonable inquiry, by any of its directors, executive officers, associates or affiliates.

On July 30, 2015, the Company announced that its Board authorized the repurchase of up to $10,000,000 of the Company’s common stock. The Company intends to make purchases from time to time as market conditions warrant. This authorization does not expire. During the past 60 days, the Company has repurchased 119,487 Shares pursuant to its stock repurchase program.

Transactions Pursuant to the Equity Incentive Plans.

Based on the Company’s records and information provided to the Company by its directors, executive officers, associates and affiliates, no transactions pursuant to the Company’s equity incentive plans have been effected during the 60 days prior to the date hereof by any of its directors, executive officers, associates or affiliates.

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Arrangements Concerning the Shares.

Equity Incentive Plans. The Company maintains the Hudson Global, Inc. 2009 Incentive Stock and Awards Plan, as amended and restated on May 24, 2016 (the “ISAP”), pursuant to which it can issue equity-based compensation incentives to eligible participants. The ISAP permits the granting of stock options, restricted stock, and restricted stock units as well as other types of equity-based awards. The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) will establish such conditions as it deems appropriate on the granting or vesting of stock options, restricted stock, restricted stock units and other types of equity-based awards. As determined by the Compensation Committee, equity awards may also be subject to immediate vesting upon the occurrence of certain events following a change in control of the Company. The Company primarily grants restricted stock and restricted stock units to its employees. A restricted stock unit is equivalent to one share of the Company’s common stock and is payable only in common stock of the Company issued under the ISAP.

The Compensation Committee administers the ISAP and may designate any of the following as a participant under the ISAP: any officer or other employee of the Company or its affiliates or individuals engaged to become an officer or employee, consultants or other independent contractors who provide services to the Company or its affiliates and non-employee directors of the Company. On May 24, 2016, the Company’s stockholders approved an amendment and restatement of the ISAP to, among other things, increase the number of shares of the Company’s common stock that are reserved for issuance by 2,400,000 shares. As of December 31, 2018, there were 1,097,334 shares of the Company’s common stock available for future issuance.

All share issuances related to stock compensation plans are issued from the aforementioned stock available for future issuance under stockholder approved compensation plans.

The Company also maintains the Director Deferred Share Plan (the “Director Plan”) pursuant to which it can issue restricted stock units to its non-employee directors. A restricted stock unit is equivalent to one share of the Company’s common stock and is payable only in common stock issued under the ISAP upon a director ceasing service as a member of the Board of Directors of the Company. The restricted stock units vest immediately upon grant and are credited to each of the non-employee director's retirement accounts under the Director Plan. Restricted stock units issued under the Director Plan contain the right to a dividend equivalent award in the form of additional restricted stock units. The dividend equivalent award is calculated using the same rate as the cash dividend paid on a share of the Company's common stock, and then divided by the closing price of the Company’s common stock on the date the dividend is paid to determine the number of additional restricted stock units to grant. Dividend equivalent awards have the same vesting terms as the underlying awards. During the year ended December 31, 2018, the Company granted 290,243 restricted stock units to its non-employee directors pursuant to the Director Plan. As of December 31, 2018, non-employee directors held 1,164,027 deferred restricted stock units.

Employment Agreements. The Company has entered into various consulting, and employment agreements with certain key members of management. These agreements generally (i) are one year in length, (ii) contain restrictive covenants, (iii) under certain circumstances, provide for compensation and subject to providing the Company with a release, severance payments, and (iv) are automatically renewed annually unless either party gives sufficient notice of termination.

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The Company has Executive Employment Agreements with each of our named executive officers currently employed with the Company and had, prior to his resignation on April 1, 2018, an Executive Employment Agreement with Stephen A. Nolan, the Company’s former Chief Executive Officer. These agreements were put in place to allow us to attract and retain key talent to our business. They are designed to provide reasonable financial security (in general, not exceeding one year’s salary and target bonus) to our executive officers in the event of certain kinds of separations from the Company, while providing the Company with appropriate releases from potential claims and commitments not to solicit our clients or employees during a set period.

The Executive Employment Agreements entitle our currently employed executives, and entitled Mr. Nolan prior to his resignation, to:

•	an annual base salary in the amount of at least $400,000 for Mr. Eberwein, $600,000 for Mr. Nolan and $325,000 for Mr. Lyons;
•	eligibility to receive an annual bonus as provided in our Senior Management Bonus Plan (equal to 25% of base salary for Mr. Eberwein, 90% of base salary for Mr. Nolan and 67% of base salary for Mr. Lyons);
•	eligibility to receive a grant of equity of the Company under our Senior Management Bonus Plan (117.5% of base salary for Mr. Eberwein, 90% of base salary for Mr. Nolan and as determined from time to time by the Compensation Committee for Mr. Lyons);
•	four weeks of vacation per year;
•	severance and health and dental benefits upon termination or non-renewal of employment;
•	severance and health and dental benefits upon a termination of employment after a change in control of the Company; and
•	other benefits of employment comparable to other senior management of the Company.

Mr. Lyons is not entitled to an excise tax gross-up payment after a change in control of the Company under his employment agreement. However, upon a termination of the employment of Messrs. Eberwein or Lyons after a change in control of the Company, if any portion of the executive’s termination payment would constitute an “excess parachute payment,” then the termination payment made to the executive will either be made in full or made in the greatest amount such that no portion of the termination payment would be subject to the excise tax, whichever results in the receipt by the executive of the greatest benefit on an after-tax basis. Prior to his resignation, Mr. Nolan’s Executive Employment Agreement contained provisions similar to those discussed above for Messrs. Eberwein and Lyons. In connection with entering into the employment agreements, each of Messrs. Eberwein, Nolan and Lyons executed a Confidentiality, Non-solicitation and Work Product Assignment Agreement with us.

We have the right to terminate each executive’s employment at any time, subject to the provisions of the Executive Employment Agreements.

The foregoing descriptions of agreements and arrangements involving the Shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.

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Additional Share Repurchases. After completing the Offer, we may consider from time to time various means of returning additional excess capital to stockholders, including additional open market purchases, tender offers, dividends, privately negotiated transactions and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions and other factors we deem relevant.

Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5. There can be no assurance that we will repurchase Shares in the future.

General. Except as otherwise described herein, neither the Company nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of the securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.

12.	Certain Legal Matters; Regulatory Approvals.

Except as described in this Offer to Purchase, we are not aware of any license or regulatory permit that appears material to our business that might be materially and adversely affected by our acquisition of Shares as contemplated by our Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated by our Offer. Should any approval or other action be required, we currently intend to seek that approval or other action. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered under our Offer until the outcome of that process, if necessary, is known. We cannot assure you that any approval or other action, if needed, could be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

13.	Material U.S. Federal Income Tax Consequences.

The following discussion describes certain U.S. federal income tax consequences relevant to Holders (as defined below) with respect to a Sale. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury regulations, administrative pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or differing interpretations, which could result in U.S. federal income tax consequences different from those described below. This discussion does not address any aspects of state, local, or non-U.S. laws or federal laws other than those relating to U.S. federal income taxation and is not a complete analysis or description of all of the possible tax consequences of the Offer. In addition, this discussion does not address the tax consequences of transactions effectuated before, after or at the same time as the Offer, whether or not they are in connection with the Offer, including, without limitation, the exercise or cancellation of options to purchase Shares.

This discussion addresses only a Holder that owns its Shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a Holder in light of such Holder’s particular circumstances, including, for example, the following Holders:

•	a bank or other financial institution;

•	a tax-exempt entity;

•	an insurance company;

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•	a person holding Shares as part of a straddle, hedge, constructive sale, integrated transaction, or conversion transaction;

•	an S corporation or other pass-through entity or an investor in an S corporation or other pass-through entity;

•	a U.S. expatriate;

•	a person who is liable for the alternative minimum tax;

•	a broker-dealer or trader in securities;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a regulated investment company;

•	a real estate investment trust;

•	a trader in securities who has elected the mark-to-market method of accounting for its securities; and

•	a person who received Shares through the exercise of employee stock options, through a tax qualified retirement plan, or otherwise as compensation.

No ruling has been requested from the IRS in connection with the Offer or any related transactions. Accordingly, the discussion below is not binding on the IRS or any court, and there can be no assurance that the IRS will not take a contrary position or that any contrary position taken by the IRS will not be sustained by a court.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Shares that, for U.S. federal income tax purposes, is:

•	an individual citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

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A “Non-U.S. Holder” is any beneficial owner of Shares that is neither a U.S. Holder nor a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) (Non-U.S. Holders together with U.S. Holders, collectively, the “Holders”).

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that holds Shares, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences to you with respect to a Sale.

ALL HOLDERS OF SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES TO THEM OF A SALE OF SHARES.

U.S. Holders.

Characterization of a Sale Pursuant to the Offer. Each Sale is a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances. Under Section 302 of the Code, a U.S. Holder’s Sale is treated as a “sale or exchange” of Shares for U.S. federal income tax purposes (rather than as a distribution) if the Sale (1) results in a “complete termination” of the U.S. Holder’s equity interest in the Company under Section 302(b)(3) of the Code, (2) is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code, or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (collectively, the “Section 302 Tests”). Any contemporaneous dispositions or acquisitions of Shares by a U.S. Holder (or by individuals or entities related to such U.S. Holder) may be deemed to be part of a single integrated transaction and may be taken into account in determining whether a Section 302 Test has been satisfied.

A U.S. Holder’s Sale is a “complete termination” of the U.S. Holder’s equity interest in the Company under Section 302(b)(3) of the Code if either (1) the U.S. Holder, either actually or constructively, owns no Shares immediately after a Sale, or (2) the U.S. Holder actually owns no shares immediately after a Sale and, with respect to Shares constructively owned by the U.S. Holder immediately after such Sale, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such Shares under the procedures described in Section 302(c) of the Code.

A U.S. Holder’s Sale is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code if (1) immediately following a Sale, the U.S. Holder actually and constructively owns less than 50 percent of the total combined voting power of all classes of Company stock entitled to vote, and (2) the percentage of voting shares actually and constructively owned by the U.S. Holder immediately following a Sale is less than 80 percent of the percentage of voting shares actually and constructively owned by such U.S. Holder immediately prior to such Sale.

Even if a U.S. Holder’s Sale fails to qualify as a “complete termination” or a “substantially disproportionate” redemption, as described above, a U.S. Holder’s Sale may nevertheless be treated as “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code if the U.S. Holder’s Sale results in a “meaningful reduction” in the U.S. Holder’s interest in the Company. Whether a U.S. Holder’s Sale is treated as “not essentially equivalent to a dividend” depends upon the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction” for this purpose.

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As indicated above, special “constructive ownership” rules apply in determining whether any of the Section 302 Tests has been satisfied. Under these rules, a U.S. Holder is treated as owning not only the Shares actually owned by such U.S. Holder, but also the Shares that are “constructively” owned (within the meaning of Section 318 of the Code) by such U.S. Holder. In very general terms, a U.S. Holder may “constructively” own Shares actually owned, and in some cases constructively owned, by certain members of such U.S. Holder’s family (except that, in the case of a “complete termination,” a U.S. Holder may waive, under certain circumstances, attribution from family members) and by certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity or beneficial interest, as well as any Shares the U.S. Holder has an option to purchase.

The Company cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, the Company will prorate the tenders made by U.S. Holders. Thus, the Company may accept fewer Shares than are tendered by Holders. As a result, a U.S. Holder can be given no assurance that such U.S. Holder will be permitted to sell a sufficient number of such U.S. Holder’s Shares to ensure that the Sale will be treated as a “sale or exchange” (rather than as a distribution) for U.S. federal income tax purposes under the Section 302 Tests discussed above.

Sale or Exchange Treatment. If any one of the three Section 302 Tests described above is satisfied (i.e., the U.S. Holder’s Sale is treated as a “sale or exchange” for U.S. federal income tax purposes), a U.S. Holder recognizes gain or loss in an amount equal to the difference, if any, between the amount of cash such U.S. Holder receives and such U.S. Holder’s adjusted tax basis in the sold Shares. In general, a U.S. Holder’s adjusted tax basis in its Shares will be equal to the U.S. Holder’s cost of acquiring the Shares. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the sold Shares exceeds one year as of the date of the Sale. Certain non-corporate U.S. Holders (including individuals) are currently subject to reduced rates of U.S. federal income tax in respect of long-term capital gain. A U.S. Holder’s ability to deduct capital losses is subject to limitations under the Code. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, shares acquired at the same cost in a single transaction) sold pursuant to a Sale.

Distribution Treatment. If none of the Section 302 Tests described above are satisfied, a U.S. Holder is treated as receiving a distribution with respect to such U.S. Holder’s Shares in an amount equal to the amount of cash received pursuant to the Sale. The distribution is treated as a dividend to the extent of the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Provided that certain holding period requirements are satisfied, any portion of a distribution that is treated as a dividend generally will constitute “qualified dividend income.” Non-corporate U.S. Holders (including individuals) are currently subject to reduced rates of U.S. federal income tax in respect of “qualified dividend income.” The amount of any distribution in excess of the Company’s current or accumulated earnings and profits would be treated as a tax-free return of the U.S. Holder’s adjusted tax basis in its Shares, and thereafter as gain from the sale or exchange of the Shares. U.S. Holders should consult their tax advisors regarding the effect of any distribution on the adjusted tax basis in such Holder’s Shares.

The determination of whether a corporation has current or accumulated earnings or profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits cannot be determined until the end of the taxable year. Accordingly, if a Sale is treated as a distribution (rather than a “sale or exchange”) under Section 302 of the Code, the extent to which such distribution is treated as a dividend is unclear.

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If a corporate U.S. Holder’s Sale is treated as a dividend, the corporate U.S. Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the extraordinary dividend provisions of Section 1059 of the Code. A corporate U.S. Holder should consult its tax advisors regarding whether a dividend-received deduction is available to it and the application of Section 1059 of the Code to the disposition of its Shares.

Net Investment Income Tax. Certain non-corporate U.S. Holders (including individuals, estates and trusts) may be subject to a 3.8 percent tax on all or some portion of such U.S. Holder’s “net investment income” to the extent it exceeds certain thresholds. For this purpose, “net investment income” generally will include any capital gain or loss recognized on a Sale (including any income treated as a dividend). U.S. Holders should consult their tax advisors as to the application of the net investment income tax to them.

Non-U.S. Holders.

Withholding for Non-U.S. Holders. See the discussion below under “— Distribution Treatment” with respect to the application of U.S. federal income tax withholding to payments made to Non-U.S. Holders pursuant to a Sale.

Sale or Exchange Treatment. If any one of the three Section 302 Tests described above is satisfied (i.e., the Non-U.S. Holder’s Sale is treated as a “sale or exchange” for U.S. federal income tax purposes), any gain realized by a Non-U.S. Holder generally is not subject to U.S. federal withholding and income tax unless:

•	such gain realized is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder);
•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year that includes the Sale and certain other conditions are satisfied; or
•	the Company is or has been a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of (1) the five-year period ending on the date of the Sale and (2) the Non-U.S. Holder’s holding period in the Shares, and such Non-U.S. Holder held (directly, indirectly or constructively), at any time during such period, more than 5 percent of the outstanding Shares.

If the Non-U.S. Holder’s gain is described in the first bullet above, such Non-U.S. Holder generally is subject to U.S. federal income tax (other than the net investment income tax) under the rules described above as if it were a U.S. Holder of Shares and, in the case of a foreign corporation, may be subject to an additional “branch profits tax” at a 30 percent rate (or such lower rate as may be specified by an applicable income tax treaty).

If the Non-U.S. Holder is described in the second bullet above, such Non-U.S. Holder generally is subject to U.S. federal income tax at a 30 percent rate (or such lower rate as may be specified by an applicable income tax treaty) on any gain, which may be offset by certain U.S. source capital losses of the Non-U.S. Holder.

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If the Company satisfies the criteria described in the third bullet above, a Non-U.S. Holder owning more than 5 percent of the outstanding Shares generally is not subject to U.S. federal withholding tax as a result of the Company’s meeting such criteria but is subject to U.S. federal income tax under the rules described above as if it were a U.S. Holder of Shares. A Non-U.S. Holder owning 5 percent or less of the outstanding Shares generally is not subject to U.S. federal withholding or income tax. Although there can be no assurances in this regard, the Company does not believe that it is or was a USRPHC for U.S. federal income tax purposes during the applicable five-year period.

Distribution Treatment. If none of the Section 302 Tests described above are satisfied, a Non-U.S. Holder is treated as receiving a distribution by the Company with respect to such Non-U.S. Holder’s Shares in an amount equal to the amount of cash received pursuant to a Sale. The characterization of such distribution for U.S. federal income tax purposes as a dividend, tax-free return of capital or as gain from the sale or exchange of the Shares is determined in the same manner as is described above under “- U.S. Holders – Distribution Treatment.”

Except as described below, a dividend paid to a Non-U.S. Holder generally is subject to U.S. federal withholding tax at a 30 percent rate or at a lower rate if the Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate. Even if the Non-U.S. Holder is eligible for a lower income tax treaty rate, the Depositary or other paying agent generally is required to withhold at a 30 percent rate (rather than the lower income tax treaty rate) on a dividend payment to a Non-U.S. Holder unless the Non-U.S. Holder has furnished to the Depositary or other paying agent a properly executed and completed IRS Form W-8BEN or W-8BEN-E (or other appropriate Form W-8 or any successor form) certifying that such Non-U.S. Holder is entitled to benefits under the income tax treaty. Additional certification requirements apply if a Non-U.S. Holder holds its Shares through a foreign partnership or a foreign intermediary. If a Non-U.S. Holder is eligible for a reduced rate of withholding tax under an income tax treaty but fails to furnish a properly executed and completed IRS Form W-8BEN or W-8BEN-E (or other appropriate Form W-8 or any successor form), such Non-U.S. Holder may obtain a refund of any excess amounts withheld by timely filing a refund claim with the IRS.

A dividend paid to a Non-U.S. Holder that is “effectively connected” with its conduct of a trade or business within the United States, and, if required by an income tax treaty, attributable to a permanent establishment that the Non-U.S. Holder maintains in the United States, is not subject to U.S. federal withholding tax as described above, provided that the Non-U.S. Holder furnishes to the Depositary or other paying agent a properly executed and completed IRS Form W-8ECI (or acceptable substitute form) upon which the Non-U.S. Holder represents, under penalties of perjury, that (1) the Non-U.S. Holder is a non-U.S. person, and (2) the dividend is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States and is includable in its gross income. Any such dividend generally is subject to U.S. federal income tax (other than the net investment income tax) as if the Non-U.S. Holder were a U.S. Holder. In addition, any such dividend received by a corporate Non-U.S. Holder may, under certain circumstances, be subject to an additional branch profits tax at a 30 percent rate, or at a lower rate if the corporate Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

If a Non-U.S. Holder tenders Shares that are held in a U.S. brokerage account or otherwise through a U.S. broker, dealer, commercial bank, trust company, or other nominee, such U.S. broker or other nominee will generally be the withholding agent for the payment made to the Non-U.S. Holder pursuant to a Sale. Non-U.S. Holders generally will be required to deliver a properly executed and completed IRS Form W-8BEN or W-8BEN-E (or other appropriate Form W-8 or any successor form) or other certifications to such U.S. brokers or other nominees and such U.S. brokers or other nominees may deduct and withhold from any payments made to such Non-U.S. Holders in accordance with their own procedures and applicable law. Non-U.S. Holders tendering Shares that are held through a U.S. broker or other nominee should consult such U.S. broker or other nominee and their own tax advisors to determine the particular certification and withholding procedures that will be applicable to them.

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If a Non-U.S. Holder tenders Shares that are held in its own name as a holder of record, such Non-U.S. Holder must deliver to the Depositary or other paying agent a properly executed and completed IRS Form W-8BEN or W-8BEN-E (or other appropriate Form W-8 or any successor form). Because the Depositary or other paying agent cannot determine whether any particular Non-U.S. Holder’s Sale is properly characterized as a “sale or exchange” or a distribution for U.S. federal income tax purposes at the time of payment, the Depositary or other paying agent may, in its sole discretion, treat the Sale as a dividend, and deduct and withhold 30% of the gross proceeds unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States or another exemption applies. If a Non-U.S. Holder is exempt from, or eligible for a reduced rate of, U.S. federal withholding or income tax, such Non-U.S. Holder may obtain a refund of any excess amounts withheld by the Depositary or other paying agent by timely filing a refund claim with the IRS.

Each Non-U.S. Holder is urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

FATCA Withholding. Under the Foreign Account Tax Compliance Act (“FATCA”), a Non-U.S. Holder of Shares generally is subject to a 30 percent withholding tax on (1) dividends paid on Shares and (2) beginning after December 31, 2018, gross proceeds from the sale or other disposition of Shares, unless (i) if the Non-U.S. Holder is a “non-financial foreign entity”, it provides the Depositary or other paying agent or its financial institution with certain documentation relating to its substantial U.S. owners or otherwise certifies that it does not have any substantial U.S. owners, (ii) if the Non-U.S. Holder is a “foreign financial institution”, it enters into an agreement with the Department of Treasury to, among other things, report certain information regarding its accounts with or interests held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons, and it establishes its compliance with these rules by providing the Depositary or other paying agent or financial institution with an applicable IRS Form W-8 or (iii) the Non-U.S. Holder otherwise qualifies for an exemption from these rules and establishes such exemption by providing to the Depositary or other paying agent or financial institution with an applicable IRS Form W-8. The rules relating to FATCA described above may be modified by an applicable intergovernmental agreement between the United States and the jurisdiction in which the Non-U.S. Holder is resident. Non-U.S. Holders are urged to consult their tax advisors regarding how FATCA may apply to their disposition of Shares.

Information Reporting and Backup Withholding. Holders generally are subject to information reporting requirements and backup withholding with respect to any amounts received pursuant to a Sale. If a Holder receives a Form 1099-DIV from the Company (or its paying agent) in connection with a Sale, such a Holder is not precluded from taking the position that any amounts received pursuant to the Sale qualify for “sale or exchange” treatment under one of the Section 302 Tests described above. In addition, Holders may be subject to backup withholding unless such holder provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable requirements under the backup withholding rules (typically by delivering a properly executed and completed IRS Form W-9 or W-8 or other applicable form to the Depositary or other paying agent). Any amounts withheld under the backup withholding rules are not an additional tax and will be allowed as a credit against a Holder’s U.S. federal income tax liability and may entitle such Holder to a refund, provided that certain required information is timely furnished to the IRS. See Section 3 above for more detail regarding backup withholding.

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14.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

The purchase by the Company of Shares under the Offer will reduce our “public float” (the number of Shares owned by non-affiliate stockholders and available for trading in the securities markets). There can be no assurance that this reduction in our public float will not result in lower stock prices and/or reduced liquidity in the trading market for the Shares following completion of the Offer. In addition, the Offer may reduce the number of Hudson stockholders. Stockholders retaining an equity interest in the Company may face reduced trading liquidity. As of February 21, 2019, we had 31,798,447 issued and outstanding Shares. Stockholders may be able to sell non-tendered Shares in the future on Nasdaq or otherwise, at a net price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell such Shares in the future.

We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for such Shares on Nasdaq.

In addition, following consummation of the Offer or future repurchases, stockholders retaining an equity interest in the Company may face reduced trading liquidity. Stockholders may be able to sell non-tendered Shares in the future, on Nasdaq or otherwise, at a net price which may be significantly higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her Shares in the future.

The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares under the Offer pursuant to the terms of the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

15.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension no later than 9:00 A.M., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. During any such extension, all Shares previously tendered and not validly withdrawn will remain subject to the Offer and to the right of a tendering stockholder to withdraw such stockholder’s Shares.

We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Shares not theretofore accepted for payment or paid for, or, subject to applicable law, to postpone payment for Shares, upon the occurrence of an event that results in any of the conditions specified in Section 7 being triggered by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of an Offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the per Share consideration offered in the Offer to holders of Shares or by decreasing or increasing aggregate purchase price of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the notice of the amendment must be issued no later than 9:00 A.M., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. In addition, we would file such press release as an exhibit to the Schedule TO.

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If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

(1)	we increase or decrease the Purchase Price, or increase or decrease the aggregate purchase price of Shares sought in the Offer and, in the event of an increase in the number of Shares sought in the Offer, the increase exceeds 2% of the Shares outstanding, and
(2)	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 15, then in each case the Offer will be extended until the expiration of the period of at least 10 business days from and including the date that such increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

16.	Fees and Expenses; Information Agent; Depositary.

We have retained InvestorCom to act as Information Agent in connection with the Offer. As Information Agent, InvestorCom may contact holders of Shares by mail, telephone, facsimile and personal interviews and may request brokers, dealers, commercial banks, trust companies or other nominee stockholders to forward materials relating to the Offer to beneficial owners. InvestorCom, in its capacity as Information Agent, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

We have retained Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. Computershare Trust Company, N.A., in its capacity as Depositary, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

Certain officers and employees of the Company may render services in connection with the Offer but they will not receive any additional compensation for such services.

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We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominee stockholders are urged to consult the brokers, banks and other nominee stockholders to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of the Company, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on the purchase of Shares in the Offer, except as otherwise described in Section 5.

17.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, we will not make the Offer to, nor will we accept tenders of Shares from or on behalf of, the stockholders residing in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning the Company.

We have not authorized anyone to provide you with information or make any representation on behalf of us or in connection with the Offer other than those contained in this Offer to Purchase, the related Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, you should not rely on that information or representation as having been authorized by us.

Hudson Global, Inc.

February 22, 2019

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The Letter of Transmittal, book-entry confirmation of Shares and any other required documents should be sent or delivered by each stockholder of the Company or his/her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Computershare Trust Company, N.A.

By First-Class, Registered or Certified Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions PO Box 43011 Providence, RI 02940-3011	By Express or Overnight Courier: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance may be directed to the Information Agent at its telephone numbers and address set forth below. Questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

19 Old Kings Highway S. – Suite 210

Darien, CT 06820

Banks and Brokers Call: (203) 972-9300

 Stockholders Call Toll-Free: (877) 972-0090

Email: info@investor-com.com

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